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                                                                      Exhibit 12


              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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


                                                                                 Year Ended December 31                Nine Months
                                                                ---------------------------------------------------       Ended
                                                                 1993      1994        1995       1996        1997    Sept. 30, 1998
                                                                 ----      ----        ----       ----        ----    --------------

Earnings:
   Earnings before income taxes                                  $ 531     $ 840     $ 1,247    $ 1,215     $ 1,149    $ 1,019
   Plus:
      Fixed charges exclusive of capitalized interest              128       108         113        124         136        108
      Amortization of capitalized interest                          11        11          12         13          13          9
      Adjustments for equity affiliates and minority interest       (1)       (2)         (4)        (3)          0         (2)
                                                                --------------------------------------------------------------
                   Total                                         $ 669     $ 957     $ 1,368    $ 1,349     $ 1,298    $ 1,134
                                                                ==============================================================

Fixed Charges:
   Interest expense including amortization of debt
     discount/premium and debt expense                           $ 108     $  88     $    91    $   102     $   113    $    89
   Rentals - portion representative of interest                     20        20          22         22          23         19
                                                                --------------------------------------------------------------
   Fixed charges exclusive of capitalized interest                 128       108         113        124         136        108
   Capitalized interest                                              6         5           9         12          10          7
                                                                --------------------------------------------------------------
                   Total                                         $ 134     $ 113     $   122    $   136     $   146    $   115
                                                                ==============================================================

Ratio of earnings to fixed charges                                 5.0       8.4        11.3        9.9         8.9        9.9
                                                                ==============================================================

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